Exhibit 99.1

Contact: Clifford E. Pietrafitta

Executive Vice President and CFO

919-526-1444

IR@xerium.com

XERIUM TECHNOLOGIES REPORTS THIRD QUARTER RESULTS

Continues to Deliver Enhanced Growth and Strong Cash Flow

RALEIGH, N.C., November 8, 2011 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, announced today the results of its operations for the quarter and nine months ended September 30, 2011. For the third quarter of 2011, net sales increased by approximately 9.1%, while income from operations improved 32.8% compared to the third quarter of 2010. For the nine months ended September 30, 2011, net sales and income from operations increased approximately 9.4% and 87.2%, respectively, compared to the nine months ended September 30, 2010. In addition, net income (loss) per diluted share increased to $0.23 from $(0.24) and to $0.38 from $(8.84) for the quarter and nine months ended September 30, 2011 compared to the same periods in 2010.

“We have continued to grow our business in spite of increasing headwinds in the economy and their impact on the paper industry. Our new product and productivity initiatives are partially, but not completely offsetting, cost pressures on raw materials, freight and labor costs. We are pleased with our progress at this point in the recovery cycle but are attentive to the inherent insecurities our customers are feeling about their end markets. Meanwhile, we have begun to use our strong cash flow to reduce our refinanced debt through voluntary prepayments”, said Stephen R. Light, Chairman of the Board, CEO and President of Xerium Technologies.

THIRD QUARTER FINANCIAL HIGHLIGHTS

•

Net sales for the 2011 third quarter were $148.2 million, a 9.1% increase from net sales for the 2010 third quarter of $135.9 million. Excluding currency effects of $6.4 million, third quarter 2011 net sales increased 4.3% from the third quarter of 2010, with increases of 3.2% and 6.6% in the clothing and roll covers business units, respectively.

•

Gross margins increased 3.0% to $54.2 million for the third quarter of 2011 from $52.6 million for the third quarter of 2010, primarily as a result of increased net sales volume and favorable currency effects. As a percentage of net sales, gross margins declined to 36.6% of net sales for the third quarter of 2011 as compared to 38.7% of net sales for the third quarter of 2010, primarily as a result of increased material costs, favorable recovery of aged inventories in the third quarter of 2010 which did not occur in 2011 and higher sales growth of lower margin product lines.

•

The Company’s operating expenses (selling, general and administrative, restructuring and impairments and research and development expenses) of $37.3 million for the third quarter of 2011 declined by $2.6 million, or 6.5%, from operating expenses of $39.9 million in the third quarter of 2010. The decrease in operating expenses during the third quarter of 2011 is primarily the net result of the following:

•	A decrease in restructuring and impairment expenses of $2.7 million in the third quarter of 2011 as compared to the third quarter of 2010 as a result of reduced restructuring activity;

•	A decrease of $2.6 million in general and administrative expense due to a decrease in management incentive compensation from 2010 to 2011; and

•	A decrease of $0.8 million in general and administrative expense due to a decrease in environmental costs from 2010 to 2011.

Partially offsetting these items were:

•	Unfavorable foreign currency impact of $2.2 million; and

•	An increase of $1.8 million selling expenses, principally due to increased net sales volume and commissions.

•

Interest expense decreased $2.1 million from the third quarter of 2010 to the current quarter due to $2.2 million of interest rate swaps amortized in the prior year and $1.4 million lower net interest expense as a result of lower debt balances and interest rates from 2010 to 2011. These decreases were partially offset by $0.8 million higher amortization of deferred financing costs in 2011 and unfavorable currency effects of $0.5 million. The decrease in interest expense and the increase in deferred financing costs were primarily a result of the refinancing in May of 2011.

•

The decrease in income tax expense in the third quarter of 2011 as compared with the third quarter of 2010 was principally due to changes in the amount of income we earned in tax paying jurisdictions relative to the amount of income we earned in non-tax paying jurisdictions.

•

Net income for the third quarter of 2011 was $3.5 million or $0.23 per diluted share, compared to a net loss of $(3.7) million or $(0.24) per diluted share for the third quarter of 2010. The increase is primarily a result of the items noted above.

•

Adjusted EBITDA (as defined by the Company’s credit facility) decreased 1.7%, or $0.5 million, to $28.6 million in the current quarter from $29.1 million in the third quarter of 2010. See “Non-GAAP Financial Measures” below for further discussion.

•

Unrestricted and restricted cash at September 30, 2011 was $43.0 million, compared to $34.5 million at June 30, 2011 and $52.4 million at December 31, 2010. The increase in the cash balances from June 30, 2011 is primarily due to cash provided by operating activities of $24.1 million and an increase of $5.4 million in proceeds from the sale of the facility in Australia. The increases were partially offset by debt payments of $11.7 million, capital expenditures of $6.9 million and unfavorable currency effects of $2.4 million. The decrease in the cash balances from December 31, 2010 is primarily due to capital expenditures of $18.9 million, the payment of $17.1 million deferred financing fees in connection with the debt refinancing in May of 2011 and net debt payments of $11.7 million. These decreases were partially offset by cash flow from operations of $30.8 million and proceeds from the disposal of property and equipment of $7.7 million.

•

Total bank debt at September 30, 2011 was $475.4 million, compared to $496.2 million at June 30, 2011 and $481.4 million at December 31, 2010. The decrease of $20.8 million from June 30, 2011 is primarily due to debt payments of $11.7 million and favorable currency effects of $9.1 million in the third quarter of 2011. The decrease of $6.0 million from December 31, 2010 is primarily due to the net debt payments of $11.7 million in 2011, partially offset by unfavorable currency effects of $5.6 million.

•

Capital expenditures for the nine months ended September 30, 2011 were $18.9 million, consisting of $7.8 million in growth capex and $11.1 million in maintenance capex. That compares to the same period in 2010 when the Company reported $14.4 million of capital spending, consisting of $7.6 million in growth capex and $6.8 million of maintenance capex. The Company currently targets total capital expenditures for 2011 of approximately $30 million.

REPORTING UNIT INFORMATION

The following table presents net sales for the third quarter of 2011 and 2010 by reporting unit and the effect of currency on third quarter 2011 net sales (dollars in millions):

	Net Sales For The Three Months Ended September 30,
	2011	2010	$ Increase	Currency Effect Of $ Increase	% Increase	% Increase Excluding Currency
Clothing	$97.5	$90.3	$7.2	$4.3	8.0%	3.2%
Roll Covers	50.7	45.6	5.1	2.1	11.2%	6.6%

Total	$148.2	$135.9	$12.3	$6.4	9.1%	4.3%

See other Non-GAAP reconciliations in Exhibit 99.3 posted on our website.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results on the following date and time:

Date:	Wednesday, November 9, 2011
Start Time:	9:00 a.m. Eastern Time
Domestic Dial-In:	+1-866-203-2528
International Dial-In:	+1-617-213-8847
Passcode:	63490510
Webcast & Slide Presentation:	www.xerium.com/investorrelations

To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call, in addition to a slide presentation, may be found in the investor relations section of the Company’s website at www.xerium.com.

NON-GAAP FINANCIAL MEASURES

This press release includes measures of performance that differ from the Company’s financial results as reported under generally accepted accounting principles (“GAAP”). The Company uses supplementary non-GAAP measures, including EBITDA and Adjusted EBITDA, to assist in evaluating its liquidity and financial performance, specifically in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. The Company’s credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) or cash flows from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) our financial results could be adversely affected by fluctuations in interest rates and currency exchange rates, for instance a marked decline in the value of the Euro relative to the U.S. Dollar stemming from the European sovereign debt crisis; (2) a sustained downturn in the paper industry, compounded by uncertainty in global economic conditions, could adversely affect our revenues and profitability; (3) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (4) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (5) our manufacturing facilities may be required to operate at or near capacity, which could negatively affect our production facilities, customer order lead time, product quality and labor relations; (6) our plans to develop and market new products, enhance operational efficiencies, and reduce costs may not be successful; and (7) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2010, our Form 10-Qs for the quarters ended March 31, 2011 and June 30, 2011 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations—(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$148,227	$135,899	$441,771	$403,741
Costs and expenses:
Cost of products sold	94,010	83,258	275,768	247,671
Selling	19,817	18,043	59,848	53,986
General and administrative	14,002	15,652	47,560	60,097
Restructuring and impairments	577	3,322	1,287	7,433
Research and development	2,907	2,887	8,920	8,707

	131,313	123,162	393,383	377,894

Income from operations	16,914	12,737	48,388	25,847
Interest expense, net	(9,873)	(12,020)	(29,709)	(44,529)
Loss on extinguishment of debt	—	—	(2,926)	—
Foreign exchange (loss) gain	(289)	744	(284)	736

Income (loss) before reorganization expenses and provision for income taxes	6,752	1,461	15,469	(17,946)
Reorganization expenses	—	(799)	—	(44,374)

Income (loss) before provision for income taxes	6,752	662	15,469	(62,320)
Provision for income taxes	3,264	4,318	9,711	11,504

Net income (loss)	$3,488	$(3,656)	$5,758	$(73,824)

Net income (loss) per share:

Basic	$0.23	$(0.24)	$0.38	$(8.84)

Diluted	$0.23	$(0.24)	$0.38	$(8.84)

Shares used in computing net income (loss) per share:
Basic	15,135,309	14,970,050	15,059,320	8,350,635

Diluted	15,144,668	14,970,050	15,068,679	8,350,635

Condensed Consolidated Selected Financial Data

(in thousands)

Cash Flow data:

	Nine Months Ended September 30,
	2011	2010
Net cash provided by operating activities	$30,836	$3,465
Net cash provided by (used in) investing activities	2,494	(29,639)
Net cash (used in) provided by financing activities	(28,905)	35,534

Other financial data:
Depreciation and amortization	$33,302	$30,763
Capital expenditures	(18,930)	(14,405)

Balance sheet data:

	September 30, 2011	December 31, 2010
Cash and cash equivalents and restricted cash	$42,957	$52,402
Total assets	690,010	700,143
Senior debt	471,695	475,563
Total debt	475,356	481,361
Total stockholders’ equity	15,055	18,735

NON-GAAP FINANCIAL MEASURES

The Company uses EBITDA and Adjusted EBITDA (as defined in its new credit facility) as supplementary non-GAAP financial measures to assist in evaluating its liquidity and financial performance, specifically its ability to service indebtedness and to fund ongoing capital expenditures. The new credit facility includes covenants based on Adjusted EBITDA. If the Company’s Adjusted EBITDA declines below certain levels, it may violate the covenants resulting in a default condition under the credit facility or be required to prepay the credit facility. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) or cash flows from operations (as determined in accordance with GAAP).

Adjusted EBITDA for the three and nine months ended September 30, 2011 are presented based on the new credit facility’s definition of that term. However, Adjusted EBITDA for the three and nine months ended September 30, 2010 are presented based on the definition of such term in the Company’s prior credit facility in place for those periods. The definitions of EBITDA and Adjusted EBITDA in the new credit facility are substantially unchanged from the definitions of those terms in the Company’s prior credit facility, except that financial restructuring costs are not added back to net income under the new credit facility. For the three months and nine months ended September 30, 2010, as applicable, such items were added back to net income to arrive at Adjusted EBITDA based upon the terms of the prior credit facility. Had these adjustments not been in place in 2010, Adjusted EBITDA would have decreased by $0.8 million and $25.6 million for the three and nine months ended September 30, 2010, respectively.

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

“Adjusted EBITDA” under our current credit facility means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) non-cash charges or gains resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of Common Stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Common Stock, and cash expenses for compensation mandatorily applied to purchase Common Stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of Common Stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the new credit facility and (iv) any gains resulting from the returned surplus assets of any pension plan.

The following table provides reconciliation from net income (loss) and operating cash flows, which are the most directly comparable GAAP financial measures, to EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$3,488	$(3,656)	$5,758	$(73,824)
Stock-based compensation	172	1,756	2,253	5,212
Depreciation	10,655	9,644	31,573	29,026
Amortization of intangibles	577	578	1,729	1,737
Curtailment/settlement gain	402	—	402	—
Deferred financing cost amortization	1,011	238	1,613	5,721
Unrealized foreign exhange loss (gain) on revaluation of debt	2,484	(1,567)	1,070	(725)
Deferred taxes	1,037	1,573	2,246	4,305
(Gain) loss on disposition of property and equipment	(40)	(171)	(604)	(62)
Asset impairment	—	2,123	—	2,871
Non-cash interest expense related to interest rate swaps	—	2,160	—	7,518
Loss on extinguishment of debt	—	—	2,926	—
Non-cash reorganization expenses	—	—	—	28,683
Reorganization expenses accrued	—	(3,231)	—	1,315
Net change in operating assets and liabilities	4,289	(3,821)	(18,130)	(8,312)

Net cash provided by operating activities	24,075	5,626	30,836	3,465
Interest expense, excluding amortization	8,862	9,622	28,096	31,290
Net change in operating assets and liabilities	(4,289)	3,821	18,130	8,312
Current portion of income tax expense	2,227	2,745	7,465	7,199
Stock-based compensation	(172)	(1,756)	(2,253)	(5,212)
Curtailment/settlement gain	(402)	—	(402)	—
Asset impairment	—	(2,123)	—	(2,871)
Unrealized foreign exchange gain (loss) on revaluation of debt	(2,484)	1,567	(1,070)	725
Gain (loss) on dispositioin of property and equipment	40	171	604	62
Non-cash reorganization items	—	3,231	—	(29,998)
Loss on extinguishment of debt	—	—	(2,926)	—

EBITDA	27,857	22,904	78,480	12,972
Financial restructuring costs (1)	—	799	—	25,613
Write-off of deferred financing costs (2)	—	—	2,926	14,283
Expenses incurred in connection with indebtedness or refinancing transaction	—	—	—	14,400
Non-cash compensation and related expenses	172	2,068	2,253	5,498
Operational restructuring expenses	577	3,322	1,287	7,433
Non-cash change in accounting estimates	—	—	—	(1,400)

Adjusted EBITDA	28,606	29,093	84,946	78,799

(1)	Financial restructuring costs are not adjustments added back to net income to arrive at Adjusted EBITDA under the new credit facility for periods beginning after the quarter ended June 30, 2011. For the three months and nine months ended September 30, 2010, as applicable, such items were added back to net income to arrive at Adjusted EBITDA based upon the terms of the Company’s prior credit facility. Had these adjustments not been in place in 2010, Adjusted EBITDA would have decreased by $0.8 million and $25.6 million for the three and nine months ended September 30, 2010, respectively.

(2)	In the nine months ended September 30, 2010, the $14.3 million was included in reorganization expenses in the Condensed Consolidated Statements of Operations.